EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL CLOSES
$2.4 MILLION PRIVATE PLACEMENT

     Cleveland, Ohio, August 11, 2003 — DATATRAK International, Inc. (Nasdaq: DATA), the leading and most experienced Application Service Provider (“ASP”) in the Electronic Data Capture (“EDC”) industry today announced that it closed a $2.4 million private placement financing with a group of five institutional investors and several individual, accredited investors on Friday, August 8, 2003. Purchasers of the newly issued common shares were primarily institutions, including existing outside shareholders as well as new investors.

     The financing, which was led by the Company, consisted of the sale of 602,500 shares of common stock at a price of $4.00 per share. Net proceeds to the Company were approximately $2.2 million. Warrants to purchase an aggregate of up to 25,125 shares of common stock was also issued to three non-exclusive placement agents, as partial compensation for their services, at an exercise price of $4.80 and an expiration date of August 8, 2008. As part of this financing, the Company agreed to utilize its best efforts to register these securities within 30 days of the closing.

     “We are extremely pleased to announce the successful closing of this financing,” stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc. “We believe the ability to enhance our balance sheet under these attractive terms serves well our existing shareholders and those parties who participated in this offering. As our EDC business continues to grow, this new capital, combined with our debt-free status will give both the financial markets and our customers added confidence that DATATRAK will continue as an innovative leader in this emerging market. With approximately $4.0 million of cash and a record backlog, coupled with our expectations of turning cash flow positive by year end and profitable early in 2004, we are in excellent financial condition to deliver on our business plan. As such, we anticipate no additional capital requirements for the foreseeable future.”

     DATATRAK International, Inc. is a worldwide ASP for the EDC industry. The Company provides a suite of software products supporting the use of DATATRAK EDC® and related services to the pharmaceutical, biotechnology, and medical device industries. DATATRAK EDC® was developed in order to deliver clinical research data from investigative sites to clinical trial sponsors faster and more efficiently than conventional, manual methods. DATATRAK EDC® can be deployed worldwide in either a distributed platform using laptop computers or in a centralized environment using the Internet. DATATRAK EDC® software and its earlier versions have successfully supported many international clinical studies involving thousands of clinical research sites and encompassing tens of thousands of patients in 40 countries. DATATRAK International Inc.’s product suite has been utilized in some aspect of the clinical development of 13 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany. Its common stock is listed on the Nasdaq Stock Market under the symbol “DATA.” Visit the DATATRAK International, Inc. web site at www.datatraknet.com or www.datatraknet.de.

     Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC™ software; the development and fluctuations in the market for EDC technology; continued unreliability of the Internet infrastructure; the degree of the Company’s success in obtaining new contracts; the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; dependence on key personnel; governmental regulation; the early stage of the Company’s EDC business and operations; and general economic conditions. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Terry C. Black
President and Chief Executive Officer	Chief Financial Officer
DATATRAK International, Inc.	DATATRAK International, Inc.

440-443-0082 x112	440-443-0082 x110